                          AGREEMENT AND PLAN OF MERGER


            _______________________________________________________
            _______________________________________________________



                          dated as of October 6, 1998

                                    between

                                Western Bancorp

                                      and

                           PNB Financial Group, Inc.



            _______________________________________________________
            _______________________________________________________

     AGREEMENT AND PLAN OF MERGER, dated as of October 6, 1998 (this "Agreement"), between Western Bancorp ("Western") and PNB Financial Group, Inc. ("PNB").


                                    RECITALS

     A. PNB is a California corporation, having its principal place of business in Newport Beach, California. PNB is a bank holding company duly registered with the Board of Governors of the Federal Reserve System ("Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). PNB has one subsidiary bank, PNB Bank Subsidiary, a national banking association (the "PNB Bank Subsidiary").

     B. Western is a California corporation, having its principal place of business in Newport Beach, California. Western is a multi-bank holding company duly registered with the Federal Reserve under the BHC Act.

     C. Concurrently herewith, PNB and Western are entering into a stock option agreement (the "Stock Option Agreement"), to be dated the date hereof, whereby PNB will grant to Western the option to purchase up to 19.9% of the outstanding shares of the PNB Common Stock (as defined herein) upon the occurrence of certain events.

     D. It is the intention of the parties to this Agreement that the business combination contemplated hereby be accounted for under the "pooling-of-interests" accounting method and be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986 as amended (the "Code").

     E. The respective Boards of Directors of each of Western and PNB have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

      1.1.  Certain Definitions.  The following terms are used in this Agreement
            -------------------
with the meanings set forth below:

"Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving PNB or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, PNB or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

"Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.2.

"Alta" has the meaning set forth in Section 5.3(b).

"Benefit Plans" has the meaning set forth in Section 5.3(n).

"BHC Act" has the meaning set forth in the Recitals to this Agreement.

"Business Combination" has the meaning set forth in Section 3.5.

"CGCL" means the California General Corporation Law.

"California Secretary" means the California Secretary of State.

"Code" has the meaning set forth in the Recitals to this Agreement.

"Computer System" has the meaning set forth in Section 5.3(p).

"Conversion Number" has the meaning set forth in Section 3.1(a).

"Costs" has the meaning set forth in Section 6.13(a).

"Disclosure Schedule" has the meaning set forth in Section 5.1.

"Dissenters' Shares" means shares of PNB Common Stock with respect to which the holder or holders thereof perfect their rights to dissent under Chapter 13 of the CGCL.

"Dissenting Shareholders" means holders of shares of PNB Common Stock who perfect their rights to dissent under Chapter 13 of the CGCL.

"Effective Date" means the date on which the Effective Time occurs.

"Effective Time" means the effective time of the Merger, as provided for in
Section 2.2.

"Employees" has the meaning set forth in Section 5.3(n).

"Entrust" has the meaning set forth in Section 5.3(x).

"Entrust Agreement" has the meaning set forth in Section 5.3(x).

"Environmental Law" has the meaning set forth in Section 5.3(q).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" has the meaning set forth in Section 5.3(n).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

"Exchange Agent" has the meaning set forth in Section 3.4(a).

"Exchange Fund" has the meaning set forth in Section 3.4(a).

"FDIC" means the Federal Deposit Insurance Corporation.

"Federal Reserve" has the meaning set forth in the Recitals to this Agreement.

"GAAP" has the meaning set forth in Section 5.3(h).

"Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

"Hazardous Substance" has the meaning set forth in Section 5.3(q).

"Indemnified Parties" has the meaning set forth in Section 6.13(a).

"Insurance Policies" has the meaning set forth in Section 5.3(u).

"Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

"Loan Property" has the meaning set forth in Section 5.3(q).

"Material Adverse Effect" means, with respect to Western or PNB, any effect that
(i) is material and adverse to the financial position, results of operations or business of Western and its Subsidiaries taken as a whole or PNB and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Western or PNB, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities,
(b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes caused by fluctuations in market interest rates or changes in economic conditions affecting the banking industry generally in the markets in which the respective party operates and (d) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles.

"Maximum Amount" has the meaning set forth in Section 6.13(c).

"Merger" has the meaning set forth in Section 2.1.

"Merger Consideration" has the meaning set forth in Section 2.1.

"Multiemployer Plans" has the meaning set forth in Section 5.3(n).

"Nasdaq" means The Nasdaq Stock Market, Inc.'s National Market.

"Nasdaq Bank Index" has the meaning set forth in Section 8.1(f).

"Nasdaq 80% Index Percentage" has the meaning set forth in Section 8.1(f).

"Nasdaq 90% Index Percentage" has the meaning set forth in Section 8.1(f).

"New Certificates" has the meaning set forth in Section 3.4(a)

"OCC" means the Office of the Comptroller of the Currency.

"PNB" has the meaning set forth in the preamble to this Agreement.

"PNB Affiliate" has the meaning set forth in Section 6.7(a).

"PNB Articles" means the Articles of Incorporation of PNB, as amended.

"PNB Bank Subsidiary" has the meaning set forth in the Recitals to this Agreement.

"PNB Board" means the Board of Directors of PNB.

"PNB Bylaws" means the Bylaws of PNB, as amended.

"PNB Common Stock" means the common stock of PNB.

"PNB Meeting" has the meaning set forth in Section 6.2.

"Old Certificates" has the meaning set forth in Section 3.4(a).

"Pension Plan" has the meaning set forth in Section 5.3(n).

"Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

"Plans" has the meaning set forth in Section 5.3(n).

"Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

"Proxy Statement" has the meaning set forth in Section 6.3.

"Registration Statement" has the meaning set forth in Section 6.3.

"Regulatory Agencies" has the meaning set forth in Section 5.3(g).

"Regulatory Approval Date" means the date of approval by the Federal Reserve pursuant to Section 3 of the BHC Act.

"Regulatory Documents" has the meaning set forth in Section 5.4(f).

"Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

"Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, and rules and regulations thereunder.

"Shareholder Agreements" has the meaning set forth in Section 6.17.

"Stock Option Agreement" shall have the meaning set forth in the Recitals to this Agreement.

"Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC, provided, however, Alta shall not be a Subsidiary of PNB for purposes of this Agreement.

"Surviving Corporation" has the meaning set forth in Section 2.1.

"Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

"Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

"Twenty Day Average Nasdaq Bank Index" has the meaning set forth in section 8.1(f).

"Twenty Day Average Price" has the meaning set forth in Section 8.1(f).

"Twenty Day Period" has the meaning set forth in Section 8.1(f).

"Treasury Stock" shall mean shares of PNB Common Stock held by PNB or any of its Subsidiaries or by Western or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

"Western" has the meaning set forth in the preamble to this Agreement.

"Western Board" means the Board of Directors of Western.

"Western Common Stock" means the common stock, no par value per share, of Western.

"Western Common Stock Price Percentage" has the meaning set forth in Section 8.1(f).

"Western Preferred Stock" means the preferred stock, no par value per share, of Western.

"Year 2000 Compliant" has the meaning set forth in Section 5.3(p).


                                   ARTICLE II

                                   THE MERGER

     2.1. The Merger.
          ----------

     (a) General.  At the Effective Time, PNB shall merge with and into Western
         -------
(the "Merger"), the separate corporate existence of PNB shall cease and Western shall survive and continue to exist as a California corporation (Western sometimes being referred to herein as the "Surviving Corporation"). Western may at any time prior to the Effective Time change the method of effecting the combination with PNB (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of PNB Common Stock as provided for in this Agreement (the "Merger Consideration"),
(ii) adversely affect the tax treatment of PNB's shareholders as a result of receiving the Merger Consideration, (iii) prevent the Merger from qualifying for a pooling-of-interests accounting treatment, or (iv) materially impede or delay consummation of the transactions contemplated by this Agreement. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the occurrence of the filing in the office of the California Secretary of an agreement of merger in accordance with the CGCL or such later date and time as may be set forth in such agreement. The Merger shall have the effects prescribed in the CGCL.

     (b) Articles of Incorporation and Bylaws.  The articles of incorporation
         ------------------------------------
and bylaws of the Surviving Corporation immediately after the Effective Time shall be those of Western as in effect immediately prior to the Effective Time.

     (c) Directors and Officers of the Surviving Corporation.
         ---------------------------------------------------

         (i) At the Effective Time, the directors of Western immediately prior to such Effective Time shall be the directors of the Surviving Corporation, in each case, until such time as their successors shall be duly elected or appointed and qualified.

         (ii) The officers of Western immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time until such time as their successors shall be duly elected and qualified.

     2.2. Effective Date and Effective Time.  As soon as practicable
          ---------------------------------
following, but not later than ten days after the last to occur of, (i) the expiration of all applicable waiting periods in connection with approvals of Regulatory Agencies and the receipt of all approvals of Regulatory Agencies and
(ii) satisfaction or waiver of all conditions to the consummation of the Merger (or, at the election of Western, provided such election would not cause the Effective Date to occur later than February 28, 1999, on the last business day of the month in which such tenth day occurs, or, if such tenth day occurs on one of the last ten business days of such month, on the last business day of the succeeding month), or on such earlier or later date as may be agreed in writing by the parties, an agreement of merger shall be executed in accordance with all appropriate legal requirements and shall be filed in the office of the California Secretary as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such agreement of merger. The date of such filing or such later effective date is herein called the "Effective Date". The "Effective Time" of the Merger shall be the time of such filing or as set forth in such agreement of merger.


                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

     3.1. Merger Consideration.  Subject to the provisions of this Agreement,
          --------------------
at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

     (a) Outstanding PNB Common Stock.  Each share of PNB Common Stock
         ----------------------------
(excluding Treasury Stock and Dissenters' Shares), issued and outstanding immediately prior to the Effective Time shall become and be converted into one
(1) (the "Conversion Number") share of Western Common Stock.

     (b) Outstanding PNB Options.  At the Effective Time, each option granted by
         -----------------------
PNB to directors, officers and employees of PNB and the PNB Bank Subsidiary to purchase shares of PNB Common Stock which, at the Effective Time, is outstanding and has not been exercised (an "PNB Option"), shall be converted into an option to purchase shares of Western Common Stock in accordance with the terms of the applicable PNB stock option plan and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each PNB Option may be exercised solely for shares of Western Common Stock, (ii) the number of shares of Western Common Stock subject to such PNB Option shall be equal to the product (rounded down to the nearest whole share) of multiplying the number of shares of PNB Common Stock subject to such PNB Option immediately prior to the Effective Time by the Conversion Number and (iii) the per share exercise price under each such PNB Option shall be equal to the quotient (rounded down to the nearest cent) of dividing the per share exercise price under each such PNB Option by the Conversion Number.

     (c) Outstanding Western Common Stock.  Each share of Western Common Stock
         --------------------------------
issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

     (d) Treasury Shares.  Each share of PNB Common Stock held as Treasury Stock
         ---------------
immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     (e) Dissenting Shareholders.  Any Dissenting Shareholder who shall be
         -----------------------
entitled to be paid the "fair value" of his or her Dissenters' Shares, as provided in Chapter 13 of the CGCL, shall not be entitled to the Merger Consideration as set forth in Section 3.1(a) in respect thereof unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder's right to dissent from the Merger under the CGCL, and shall be entitled to receive only the payment provided for by Chapter 13 of the CGCL with respect to such Dissenters' Shares. Upon the payment by the Surviving Corporation of the "fair value" of any Dissenters' Shares in accordance with Chapter 13 of the CGCL, such Dissenters' Shares shall be canceled and retired and shall cease to exist, and no exchange or further payment shall be made with respect thereto. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, the Dissenters' Shares held by such Dissenting Shareholder shall thereupon be treated as though such Dissenters' Shares had been converted into the right to receive the Merger Consideration as set forth in Section 3.1(a) pursuant to such Section 3.1(a).

     3.2.  Rights as Shareholders; Stock Transfers.  At the Effective Time,
           ---------------------------------------
holders of PNB Common Stock shall cease to be, and shall have no rights as, shareholders of PNB, other than to receive any dividend or other distribution with respect to such PNB Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III.

After the Effective Time, there shall be no transfers on the stock transfer books of PNB or the Surviving Corporation of shares of PNB Common Stock.

      3.3.  Fractional Shares.  Notwithstanding any other provision hereof, no
            -----------------
fractional shares of Western Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Western shall pay to each holder of PNB Common Stock who would otherwise be entitled to a fractional share of Western Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the closing prices of Western Common Stock, as reported on Nasdaq (as reported in the Western Edition of The Wall Street Journal or, if not reported therein, in another authoritative source), for the five Nasdaq trading days immediately preceding the Effective Date.

      3.4.  Exchange Procedures.
            -------------------

      (a) At or prior to the Effective Time, Western shall deposit, or shall cause to be deposited, with such bank or trust company as Western shall elect (which may include a subsidiary of Western) (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of PNB Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of Western Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto, without any interest on any such cash, dividends or distributions, being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of PNB Common Stock.

      (b) As soon as practicable after the Effective Date, Western shall send or cause to be sent to each former holder of record of shares of PNB Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for the consideration set forth in this Article III, which transmittal materials PNB shall have had the opportunity to review prior to the Effective Date. Western shall cause the New Certificates into which shares of PNB Common Stock are converted on the Effective Date and any check in respect of any fractional share interests or dividends or distributions which the holder of such shares shall be entitled to receive upon delivery to the Exchange Agent of Old Certificates representing such shares (or an affidavit of lost certificate and, if required by the Exchange Agent, indemnity reasonably satisfactory to Western and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery. In the event of a transfer of ownership of any shares of PNB Common Stock not registered in the transfer records of PNB, the exchange described in this Section 3.4(b) may nonetheless be effected and a check for the cash to be paid in lieu of fractional shares may be issued to the transferee if the Old Certificate representing such PNB Common Stock is presented to the Exchange Agent, accompanied by documents sufficient, in the discretion of Western and the Exchange Agent, (i) to evidence and effect such transfer but for the provisions of Section 3.2 hereof and (ii) to evidence that all applicable stock transfer taxes have been paid.

     (c) If Old Certificates are not surrendered or the consideration therefor is not claimed prior to the date on which such consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Surviving Corporation (and to the extent not in its possession shall be paid over to the Surviving Corporation), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of PNB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (d) At the election of Western, no dividends or other distributions with respect to Western Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of PNB Common Stock converted in the Merger into the right to receive shares of such Western Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.4, and no such shares of PNB Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this
Section 3.4. After becoming so entitled in accordance with this Section 3.4, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Western Common Stock such holder had the right to receive upon surrender of the Old Certificate.

     (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of PNB for six months after the Effective Time shall be returned by the Exchange Agent to Western. Any shareholders of PNB who have not theretofore complied with this Article III shall thereafter look only to Western for payment of the shares of Western Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Western Common Stock deliverable hereunder, in each case, without any interest thereon.

     3.5. Anti-Dilution Provisions.  In the event Western changes (or
          ------------------------
establishes a record date for changing) the number of shares of Western Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Western Common Stock and the record date therefor shall be prior to the Effective Date, the number of shares of Western Common Stock the holders of PNB Common Stock or options exercisable for same shall be entitled to receive under this Agreement shall be proportionately adjusted. If, between the date hereof and the Effective Time, Western shall merge, be acquired or consolidate with, by or into any other corporation (a "Business Combination") and the terms thereof shall provide that Western Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that shareholders and optionholders of PNB who would be entitled to receive shares of Western Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Western Common Stock issuable to such persons as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Western Common Stock (provided that nothing herein shall be construed so as to release the acquiring entity in any such Business Combination from its obligations under this Agreement as the successor to Western).


                                   ARTICLE IV

                          ACTIONS PENDING ACQUISITION

      4.1.  Forbearances of PNB.  From the date hereof until the Effective Time,
            -------------------
except as expressly contemplated by this Agreement, without the prior written consent of Western, PNB will not, and will cause each of its Subsidiaries not to:

      (a)  Ordinary Course.  Conduct the business of PNB and its Subsidiaries
           ---------------
other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, take any action that would adversely affect or delay the ability of PNB or any of its Subsidiaries to perform any of their obligations on a timely basis under this Agreement, or take any action that is reasonably likely to have a Material Adverse Effect on PNB or its Subsidiaries, taken as a whole.

      (b)  Capital Stock. Except for Previously Disclosed contractual
           -------------
obligations, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of PNB Common Stock or any Rights or enter into any agreement with respect to the foregoing.

      (c)  Dividends, Etc.  Make, declare, pay or set aside for payment any
           ---------------
dividend on or in respect of, or declare or make any distribution on any shares of PNB Common Stock, directly or indirectly, adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

      (d)  Compensation; Employment Agreements; Etc. Enter into or amend or
           ----------------------------------------
renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of PNB or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iv) for grants of awards to newly hired employees consistent with past practice.

      (e)  Benefit Plans.  Enter into, establish, adopt or amend (except (i) as
           -------------
may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of PNB or its Subsidiaries, or take any action to accelerate the vesting or exercisability of any compensation or benefits payable thereunder.

     (f) Dispositions.  Except as Previously Disclosed, sell, transfer,
         ------------
mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

     (g) Acquisitions.  Except as Previously Disclosed, acquire (other than by
         ------------
way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that is not material to PNB and its Subsidiaries, taken as a whole.

     (h) Capital Expenditures.  Except as Previously Disclosed, make any capital
         --------------------
expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

     (i) Governing Documents.  Amend the PNB Articles, PNB By-Laws or the
         -------------------
articles of incorporation or by-laws (or similar governing documents) of any of PNB's Subsidiaries.

     (j) Accounting Methods.  Implement or adopt any change in its accounting
         ------------------
principles, practices or methods, other than as may be required by generally accepted accounting principles.

     (k) Contracts.  Except in the ordinary course of business consistent with
         ---------
past practice, enter into or terminate any material contract (as defined in Section 5.3(k)) or amend or modify in any material respect any of its existing material contracts.

     (l) Claims.  Except in the ordinary course of business consistent with past
         ------
practice, settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to PNB and its Subsidiaries, taken as a whole.

     (m) Adverse Actions.  (i) Take any action while knowing that such action
         ---------------
would, or is reasonably likely to, prevent or impede the Merger from qualifying
(A) for "pooling-of-interests" accounting treatment, or (B) as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(B) any of the conditions to the Merger set forth in Article VII not being satisfied including, but not limited to, any action which would reasonably be expected to adversely affect or delay the ability of Western or PNB to obtain any necessary approvals, consents or waivers of any Regulatory Agencies required for the transactions contemplated by this Agreement or (C) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

     (n)  Risk Management.  Except as required by applicable law or regulation,
          ---------------
(i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk in any material respect; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

     (o)  Indebtedness.  Incur any indebtedness for borrowed money other than in
          ------------
the ordinary course of business consistent with past practice.

     (p)  Loans. Make any loan, loan commitment or renewal or extension thereof
          -----
to any person in an amount greater than $100,000 which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made by PNB and PNB Bank Subsidiary to such person and any affiliate or immediate family member of such person, exceed $500,000 without submitting loan package information to the chief credit officer of Western for review with a right of comment at least one full business day prior to taking such action.

     (q)  Commitments.  Agree or commit to do any of the foregoing.
          -----------

     4.2. Forbearances of Western.  From the date hereof until the Effective
          -----------------------
Time, except as expressly contemplated by this Agreement, without the prior written consent of PNB, Western will not, and will cause each of its Subsidiaries not to:

     (a)  Ordinary Course.  Take any action that would adversely affect or delay
          ---------------
the ability of PNB or Western to perform any of their obligations on a timely basis under this Agreement, take any action that is reasonably likely to have a Material Adverse Effect on Western or its Subsidiaries, taken as a whole, or take any action while knowing that such action is, or is reasonably likely to be, other than in the best interests of Western and its shareholders.

     (b)  Adverse Actions.  (i) Take any action while knowing that such action
          ---------------
would, or is reasonably likely to, prevent or impede the Merger from qualifying
(A) for "pooling-of-interests" accounting treatment, or (B) as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(B) any of the conditions to the Merger set forth in Article VII not being satisfied including, but not limited to, any action which would reasonably be expected to adversely affect or delay the ability of Western or PNB to obtain any necessary approvals, consents or waivers of any Regulatory Agencies required for the transactions contemplated by this Agreement, or (C) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

      5.1.  Disclosure Schedule.  On or prior to the date hereof, PNB has
            -------------------
delivered to Western and Western has delivered to PNB a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.3 or 5.4; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.2, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. Each party hereto agrees that with respect to the representations and warranties of such party, such party shall have the right to supplement and amend their Disclosure Schedule with respect to any events occurring after the date of this Agreement and prior to the Effective Time. In the event any such supplement or amendment discloses new events that are reasonably likely to have a Material Adverse Effect on the party making such supplement or amendment or on the Surviving Corporation, the other party shall have the right to terminate the Agreement pursuant to Section 8.1(h).

      5.2.  Standard.  No representation or warranty of PNB or Western contained
            --------
in Section 5.3 or 5.4 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.3 or 5.4 has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

      5.3.  Representations and Warranties of PNB.  Subject to Sections 5.1 and
            -------------------------------------
5.2 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, PNB hereby represents and warrants to Western:

      (a)   Organization, Standing and Authority.  PNB is a corporation duly
            ------------------------------------
organized, validly existing and in good standing under the laws of the State of California. PNB is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

      (b) Subsidiaries.
          ------------

          (i) (A) PNB has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) PNB owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities, and (F) all the equity securities of each Subsidiary held by PNB or its Subsidiaries are fully paid and nonassessable and are owned by PNB or its Subsidiaries free and clear of any Liens.

          (ii) PNB does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, except for a 4.9% interest in Alta Residential Mortgage, Inc. ("Alta").

          (iii) Each of PNB's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

      (c) Alta.
          ----

          (i) PNB and its Subsidiaries, in the aggregate, beneficially own, directly or indirectly, not more than 4.9% of any class of outstanding voting equity securities of Alta and do not have non-voting equity interests in, loans to or other arrangements with Alta which would cause the ownership in Alta to be ineligible for the exemption set forth in Section 4(c)(6) of the BHC Act.

          (ii) There are no contracts, commitments, understandings or arrangements by which PNB or any Subsidiary is or may be bound to purchase, sell or otherwise transfer any equity securities of Alta.

      (d) Capital Stock.  As of the date hereof, the authorized capital stock of
          -------------
PNB consists solely of 20,000,000 shares of PNB Common Stock, of which no more than 2,779,733 shares were outstanding as of the date hereof. As of the date hereof, no shares of PNB Common Stock were held in treasury by PNB or otherwise beneficially owned by PNB or its Subsidiaries. The outstanding shares of PNB Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, subject to no preemptive rights and were not issued in violation of any preemptive rights. As of the date hereof, there are 266,210 shares of PNB Common Stock authorized and reserved for issuance pursuant to outstanding options to purchase shares of PNB Common Stock, PNB does not have any other Rights issued or outstanding with respect to its capital stock, and PNB does not have any commitment to authorize, issue or sell any other shares of its capital stock or any other Rights except pursuant to this Agreement and the Stock Option Agreement. All outstanding shares of capital stock of PNB Bank Subsidiary have been duly authorized and validly issued, are fully paid and (subject to 12 U.S.C. (S)55) non-assessable and are not subject to preemptive rights.

     (e) Corporate Power.  PNB and each of its Subsidiaries has the corporate
         ---------------
power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and PNB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

     (f) Corporate Authority.  Subject in the case of this Agreement to receipt
         -------------------
of the requisite approval of the agreement of merger set forth in this Agreement by the holders of a majority of the outstanding shares of PNB Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of PNB and the PNB Board on or prior to the date hereof. This Agreement is a valid and legally binding obligation of PNB, enforceable in accordance with its terms (except as enforceability may be limited by 12 U.S.C. (S)1818(b)(6)(D) or applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The PNB Board has received the written opinion of Lehman Brothers Inc. to the effect that as of the date hereof the consideration to be received by the holders of PNB Common Stock in the Merger is fair to the holders of PNB Common Stock from a financial point of view.

     (g) Consents and Approvals; No Defaults.
         -----------------------------------

         (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by PNB or any of its Subsidiaries or Alta in connection with the execution, delivery or performance by PNB of this Agreement, the Stock Option Agreement, or to consummate the Merger except for (A) filings of applications, registrations, statements, reports or notices with the Federal Reserve, the SEC and state securities authorities (collectively the "Regulatory Agencies"), (B) the approval of this Agreement by the shareholders of PNB and (C) the filing of an agreement of merger with the California Secretary pursuant to the CGCL. As of the date hereof, PNB is not aware of any reason why the approvals set forth in Section 7.1(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

         (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of PNB or of any of its Subsidiaries or to which PNB or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the PNB Articles or the PNB Bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

     (h)  Financial Reports and Regulatory Documents.
          ------------------------------------------

          (i) PNB's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and all other reports, registration statements, or definitive proxy statements filed or to be filed by it or any of its Significant Subsidiaries subsequent to December 31, 1997 under the Securities Act, or under Sections 13(a), 13(d), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the "Regulatory Documents"), as of the date filed, (A) complied and will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of PNB and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of PNB and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

          (ii) Since December 31, 1997, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.4 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to PNB and Subsidiaries.

          (iii) PNB and Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1996 with the Regulatory Agencies, and all other material reports and statements required to be filed by them since December 31, 1996, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States or the State of California, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Agency with which they were filed.

     (i) Litigation.  No litigation, claim or other proceeding before any court
         ----------
or governmental agency is pending against PNB or any of its Subsidiaries and, to PNB's knowledge, no such litigation, claim or other proceeding has been threatened.

     (j) Regulatory Matters.
         ------------------

         (i) Neither PNB nor any of its Subsidiaries or any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Regulatory Agency.

         (ii) Neither PNB nor any of its Subsidiaries has been advised by any Regulatory Agency that such Regulatory Agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

     (k) Compliance with Laws.  PNB and each of its Subsidiaries:
         --------------------

         (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

         (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to PNB's knowledge, no suspension or cancellation of any of them is threatened; and

         (iii) has received, since December 31, 1996, no notification or communication from any Governmental Authority (A) asserting that PNB or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to PNB's knowledge, do any grounds for any of the foregoing exist).

     (l) Material Contracts; Defaults.  Neither PNB nor any of its Subsidiaries
         ----------------------------
is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K, or
(ii) that materially restricts the conduct of business by it or any of its Subsidiaries that has not been filed with or incorporated by reference in reports files under the Securities and Exchange Act of 1934, as amended.
Neither PNB nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     (m)  No Brokers.  No action has been taken by PNB or any Subsidiary that
          ----------
would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Lehman Brothers Inc.

     (n)  Employee Benefit Plans.
          ----------------------

          (i) All benefit and compensation plans, contracts, policies or arrangements covering current employees or former employees of PNB and its Subsidiaries (the "Employees") and current or former directors of PNB, including, but not limited to, "employee benefit plans" within the meaning of
Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), are Previously Disclosed. True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Western.

          (ii) All employee benefit plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. PNB is not a party to any "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code. There is no material pending or threatened litigation relating to the Plans. Neither PNB nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject PNB or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or
Section 502(i) of ERISA in an amount which would be material.

          (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by PNB or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with PNB under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither PNB, any of its Subsidiaries nor an ERISA Affiliate has contributed to a "multiemployer plan", within the meaning of Section 3(37) of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

          (iv) All contributions required to be made under the terms of any Plan have been timely made or have been reflected on the consolidated financial statements of PNB included in the

Regulatory Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither PNB nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Code.

          (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

          (vi) Neither PNB nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan. PNB or its Subsidiaries may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

          (vii) The consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of PNB or any of its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or
(z) result in any breach or violation of, or a default under, any of the Benefit Plans. Without limiting the foregoing, as a result of the consummation of the transactions contemplated by this Agreement, neither PNB nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

     (o) Labor Matters.  Neither PNB nor any of its Subsidiaries is a party to
         -------------
or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is PNB or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel PNB or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to PNB's knowledge, threatened, nor is PNB aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

     (p) Year 2000 Compliance.  Except as Previously Disclosed, (i) the computer
         --------------------
software and related hardware of the PNB Bank Subsidiary (the "Computer System") used for the storage and processing of data are, or will be prior to the year 2000, Year 2000 Compliant; (ii) to the best of PNB's knowledge after due inquiry, all of the suppliers, customers and third party providers of the PNB Bank Subsidiary are, or will be prior to year 2000, Year 2000 Compliant; and
(iii) to the best
of PNB's knowledge after due inquiry, the PNB Bank Subsidiary is taking or has taken, all commercially reasonable and appropriate action to address and remedy any deficiencies in its Computer System which would keep it from becoming Year 2000 Compliant. As used herein, "Year 2000 Compliant" shall mean the ability of a Computer System to provide the following functions, without human intervention, individually and in combination with other products or systems:
(i) consistently handle, record, store, process and present dates and date-related information before, during and after January 1, 2000, including but not limited to accepting date input, performing calculations on dates or portion of dates, and providing date output; (ii) function accurately in accordance with the published specifications and without undue interruption, before, during, and after January 1, 2000 (including leap year computations) without any adverse change in operation associated with the advent of the year 2000; (iii) respond to two-digit or four-digit dates and date-related input in a way that resolves any ambiguity as to the year 2000 in a disclosed, defined and predetermined manner, and store and provide output of dates and date-related information in ways that are unambiguous as to the year 2000; and (iv) suitably interact with other software and related hardware in a way which does not compromise its year 2000 compliance capability.

     (q)  Environmental Matters.
          ---------------------

          (i) PNB and each of its Subsidiaries has complied at all times with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by PNB or any of its Subsidiaries, or any property in which PNB or any of its Subsidiaries has held a security interest, lien or a fiduciary or management role ("Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance;
(iii) neither PNB nor any of its Subsidiaries could be deemed the owner or operator of any Loan Property under any Environmental Law which such Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither PNB nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither PNB nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither PNB nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law;
(vii) to the best of PNB's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving PNB or any of its Subsidiaries, any currently or formerly owned or operated property, or any Loan Property, that could reasonably be expected to result in any claims, liability or investigations against PNB or any of its Subsidiaries or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (viii) PNB has delivered to Western copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to PNB, any Subsidiary of PNB, any currently or formerly owned or operated property or any Loan Property.

     As used herein, the term "Environmental Law" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term "Hazardous Substance" means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or
(C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

     (r)  Tax Matters.
          -----------

          (i) (A) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to PNB and its Subsidiaries have been duly filed, (B) all Taxes due have been paid in full, (C) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (D) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending, and (E) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of PNB or its Subsidiaries. PNB has made available to Western true and correct copies of the United States federal income Tax Returns filed by PNB and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1997. Neither PNB nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by PNB's Regulatory Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in PNB's Regulatory Documents filed on or prior to the date hereof. Neither PNB nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group the common parent of which is or was PNB) or otherwise has any liability for the Taxes of any person (other than PNB and its Subsidiaries). As of the date hereof, neither PNB nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

          (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

     (s)  Risk Management Instruments.  All interest rate swaps, caps, floors,
          ---------------------------
option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for PNB's own account, or for the account of one or more of PNB's Subsidiaries or their customers (all of which are listed on PNB's Disclosure Schedule), if any, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies, and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of PNB or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither PNB nor its Subsidiaries, nor to PNB's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

     (t)    Books and Records.  The books and records of PNB and its
            -----------------
Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of PNB and its Subsidiaries.

     (u)    Insurance.  PNB has Previously Disclosed all of the insurance
            ---------
policies, binders, or bonds maintained by PNB or its Subsidiaries ("Insurance Policies"). PNB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of PNB reasonably has determined to be prudent for its business, operations, properties and assets. All the Insurance Policies are in full force and effect; PNB and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

     (v)    Accounting Treatment.  As of the date hereof, PNB is not aware of
            --------------------
any reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment.

     (w)    Allowance for Possible Loan Losses.  To the best of PNB's knowledge,
            ----------------------------------
PNB's allowance for loan and lease losses and level of indemnification reserves on its mortgage portfolio is, and will be as of the Effective Date, adequate and in accordance with GAAP in all material respects and in accordance with all applicable regulatory requirements.

     (x)    Trust Business.  Neither PNB nor PNB Bank Subsidiary serves as a
            --------------
trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts. Except as set forth in PNB's Disclosure Schedule or such violations which individually or in the aggregate would not give rise to a Material Adverse Effect, (i) each of the relationships between PNB, Entrust Administration, Inc. ("Entrust") and another Person which constitute part of the business conducted by PNB or Entrust pursuant to the Contract for Services, dated as of April 1, 1997, as amended (the "Entrust Agreement"), between PNB Bank Subsidiary and Entrust (whether PNB or Entrust acts or has acted as trustee, agent, custodian, personal representative, guardian, conservator, investment advisor or in another similar capacity) (the "Trust Relationships") is governed by a written agreement, contract, indenture, instrument of trust or other similar document (the "Trust Instruments") and, to the knowledge of PNB, all of the Trust Instruments that are presently in effect are in the possession of Entrust and have been made, or are, available to Western and no Trust Instrument has been amended except by an instrument in writing; and (ii) each Trust Relationship has been conducted, operated and managed by PNB and, to the knowledge of PNB, Entrust in accordance with the terms of the governing Trust Instrument and applicable law.

      5.4.  Representations and Warranties of Western.  Subject to Sections 5.1
            -----------------------------------------
and 5.2 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Western hereby represents and warrants to PNB as follows:

     (a) Organization, Standing and Authority; Subsidiaries.  Western is a
         --------------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of California. Western is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Western has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. Each of Western's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

     (b) Western Capital Stock.  As of the date hereof, the authorized capital
         ---------------------
stock of Western consists solely of 100,000,000 shares of Western Common Stock, of which no more than 15.8 million shares were outstanding as of the date hereof and 5,000,000 shares of Western Preferred Stock, of which no shares were outstanding as of the date hereof. As of the date hereof, Western does not have any Rights issued or outstanding with respect to its capital stock and Western does not have any commitment to authorize, issue or sell any shares of its capital stock or any Rights. Western has a sufficient number of duly authorized, unissued and reserved shares of its Common Stock necessary to permit Western to satisfy its obligations under this Agreement without the need to seek approval of Western's shareholders.

     (c) Corporate Power.  Western and each of its Significant Subsidiaries has
         ---------------
the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Western has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

     (d) Corporate Authority.  This Agreement and the transactions contemplated
         -------------------
hereby have been authorized by all necessary corporate action of Western and its Board of Directors. This Agreement is a valid and legally binding agreement of Western enforceable in accordance with its terms (except as enforceability may be limited by 12 U.S.C. (S)1818(b)(6)(D) or applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

     (e) Consents and Approvals; No Defaults.
         -----------------------------------

         (i) No consents or approvals of, or filings or registrations with, any Regulatory Agencies or with any third party are required to be made or obtained by Western or any of its Subsidiaries in connection with the execution, delivery or performance by Western of this Agreement or to consummate the Merger except for (A) the filing of applications, registrations, statements, reports or notices, as applicable, with the Regulatory Agencies; (B) approval of the listing on the Nasdaq of Western Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of an agreement of merger with the California Secretary pursuant to the CGCL; and (E) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Western Common Stock in the Merger. As of the date hereof, Western is not aware of any reason why the approvals set forth in Section 7.1(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

          (ii) Subject to receipt of the consents and approvals referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Western or of any of its Subsidiaries or to which Western or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of Western or any of its Subsidiaries, or
(C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

     (f)  Financial Reports and Regulatory Documents; Material Adverse Effect.
          -------------------------------------------------------------------

          (i) Western's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and all other reports, registration statements, or definitive proxy statements filed or to be filed by it or any of its Significant Subsidiaries subsequent to December 31, 1997 under the Securities Act, or under Sections 13(a), 13(d), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the "Regulatory Documents"), as of the date filed, (A) complied and will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Western and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Western and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

          (ii) Since December 31, 1997, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.4 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

          (iii) Western has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1996 with the Regulatory Agencies, and all other material reports and statements required to be filed by it since December 31, 1996, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States or the State of California, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Agency with which they were filed.

     (g)  Compliance with Laws.  Western and each of its Significant
          --------------------
Subsidiaries:

          (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

          (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Western's knowledge, no suspension or cancellation of any of them is threatened; and

          (iii) has received, since December 31, 1996, no notification or communication from any Governmental Authority (A) asserting that Western or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Western's knowledge, do any grounds for any of the foregoing exist).

     (h)  No Brokers.  No action has been taken by Western that would give rise
          ----------
to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding Previously Disclosed fees payable to Belle Plaine Partners, Inc.

     (i)  Year 2000 Compliance.  Except as Previously Disclosed, (i) Western's
          --------------------
Computer System used for the storage and processing of data are, or will be prior to the year 2000, Year 2000 Compliant; (ii) to the best of Western's knowledge after due inquiry, all of the suppliers, customers and third party providers of Western are, or will be prior to year 2000, Year 2000 Compliant; and (iii) to the best of Western's knowledge after due inquiry, Western is taking or has taken, all commercially reasonable and appropriate action to address and remedy any deficiencies in its Computer System which would keep it from becoming Year 2000 Compliant.

     (j)   Books and Records.  The books and records of Western and its
           -----------------
Significant Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of Western and its Significant Subsidiaries.

     (k)   Accounting Treatment; Tax Matters.  As of the date hereof, Western is
           ---------------------------------
aware of no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment. As of the date hereof, neither Western nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.


                                   ARTICLE VI

                                   COVENANTS

      6.1. Reasonable Best Efforts.   Subject to the terms and conditions of
           -----------------------
this Agreement, each of PNB and Western agrees to cooperate with the other parties hereto and to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

      6.2. Shareholder Approval.  PNB agrees to take, in accordance with
           --------------------
applicable law and the PNB Articles and the PNB Bylaws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the approval of the principal terms of the Merger and adoption of this Agreement and any other matters required to be approved by PNB's shareholders for consummation of the Merger (including any adjournment or postponement, the "PNB Meeting"), in each case as promptly as practicable after the Registration Statement is declared effective. Except to the extent legally required for the discharge by the PNB Board of its fiduciary duties as advised by counsel to the PNB Board, the PNB Board shall recommend such approval, and PNB shall take all reasonable, lawful action to solicit such approval by its shareholders.

      6.3. Registration Statement.
           ----------------------

      (a) Western agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Western with the SEC in connection with the issuance of Western Common Stock in the Merger, including the prospectus and other proxy solicitation materials of PNB constituting a part thereof (the "Proxy Statement") and all related documents. PNB shall have the right to review such Registration Statement and PNB agrees to cooperate, and to cause its Subsidiaries to cooperate, with Western, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement. PNB agrees to file the Proxy Statement in preliminary form with such of the Regulatory Authorities as may be required as soon as reasonably practicable, and Western agrees to file the Registration Statement with the SEC as soon as reasonably practicable. Each of PNB and Western agrees to use all reasonable efforts to cause the Registration Statement and any required amendments or supplements thereto to be declared effective under the Securities Act and distributed to PNB shareholders as promptly as reasonably practicable after filing thereof. Western also agrees to use all reasonable efforts to obtain all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. PNB agrees to furnish to Western all information concerning PNB, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

     (b) Each of PNB and Western agrees, as to itself and its Subsidiaries, that the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the PNB Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which such statement is made, necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of PNB and Western further agrees, that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, promptly to inform the other party thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

     (c) Western agrees to advise PNB, promptly after Western receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Western Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     6.4.  Press Releases.  Each of PNB and Western agrees that it will not,
           --------------
without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or Nasdaq rules (provided that the issuing party shall nevertheless provide the other party with notice of, and the opportunity to review, any such press release or written statement).

     6.5.  Access; Information.
           -------------------

     (a) Each of PNB and Western agrees that upon reasonable notice, and subject to applicable laws relating to the exchange of information, each party shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as the requesting party may reasonably request and, during such period, the providing party shall furnish promptly to the requesting party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the requesting party may reasonably request.

      (b) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section
6.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the providing party, or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party. No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

      6.6.  Acquisition Proposals.  PNB agrees that it shall not, and shall
            ---------------------
cause its Subsidiaries and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal, except to the extent legally required for the discharge by the PNB Board of its fiduciary duties as advised by counsel to the PNB Board. PNB shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Western with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. PNB shall promptly (within 24 hours) advise Western following the receipt by PNB of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise Western of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

      6.7.  Affiliate Agreements.
            --------------------

      (a) Not later than the 15th day prior to the mailing of the Proxy Statement, PNB shall deliver to Western a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the PNB Meeting, deemed to be an "affiliate" of PNB (each, a "PNB Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

      (b) PNB shall use its reasonable best efforts to cause each person who may be deemed to be a PNB Affiliate to execute and deliver to Western on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit A.

      6.8.  Board Attendance and Appointment.  Allen C. Barbieri, or in his
            --------------------------------
absence another representative of PNB selected by him, shall be invited by Western and the Western bank Subsidiaries to attend all regular and special meetings of the Western Board and the Boards of the Western bank Subsidiaries and the Executive Committees of the Western Board and the Boards of the Western bank Subsidiaries from the date hereof until the Effective Date. Western shall, to the extent reasonably practicable, inform PNB of each such meeting at least two business days in advance of each such meeting; provided, however, that the attendance of Allen C. Barbieri shall not be permitted at any meeting, or portion thereof, for the purpose of discussing transactions contemplated by this Agreement or the obligations of Western under this Agreement. Matthew P. Wagner or in his absence another representative of Western selected by him, shall be invited by PNB to attend all regular and special meetings of the PNB Board, the Executive Committee of the PNB Board and the PNB Bank Subsidiary Board from the date hereof until the Effective Date. PNB shall, to the extent reasonably practicable, inform Western of each such meeting at least two business days in advance of each such meeting; provided, however, that the attendance of Matthew
P. Wagner shall not be permitted at any meeting, or portion thereof, for the purpose of discussing transactions contemplated by this Agreement or the obligations of PNB under this Agreement.

      6.9.  Certain Policies.  On or after the Regulatory Approval Date, PNB
            ----------------
shall, consistent with GAAP and on a basis mutually satisfactory to it and Western, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications, levels of credit reserves, and levels of indemnification reserves) so as to be applied on a basis that is consistent with that of Western.

      6.10. Indemnification Reserves On Mortgage Portfolio.  On or before
            ----------------------------------------------
December 31, 1998, the level of indemnification reserves on PNB's mortgage portfolio shall not be less than $1.25 million.

      6.11. Nasdaq Listing.  Western agrees to use its reasonable best efforts
            --------------
to list, prior to the Effective Date, on the Nasdaq, subject to official notice of issuance, the shares of Western Common Stock to be issued to the holders of PNB Common Stock in the Merger.

      6.12. Regulatory Applications.
            -----------------------

      (a) Western and PNB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement.
Western and PNB shall use their reasonable best efforts to make all required bank regulatory filings, including the appropriate filing with the Regulatory Authorities. Each of Western and PNB shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

      (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

      6.13. Indemnification; Director and Officers' Insurance.
            -------------------------------------------------

      (a) From and after the Effective Time through the sixth anniversary of the Effective Date, Western agrees to indemnify and hold harmless each present and former director and officer of PNB or any Subsidiary of PNB determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including with respect to this Agreement or any of the transactions contemplated hereby) (but excluding any Costs arising out of any violation or alleged violation of the Exchange Act or the rules and regulations thereunder with respect to insider trading), whether asserted, claimed or arising prior to, at or after the Effective Time, to the extent to which such Indemnified Parties were entitled under California law and the PNB Articles or the PNB Bylaws in effect on the date hereof, and Western shall also advance expenses as incurred to the extent permitted under California law and the PNB Articles and the PNB Bylaws.

      (b) Any Indemnified Party wishing to claim indemnification under Section 6.13(a), upon learning of any such claim, action, suit, proceeding or investigation, shall as promptly as possible notify Western thereof, but the failure to so notify shall not relieve Western of any liability it may have to such Indemnified Party if such failure does not materially prejudice Western.
In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Western shall have the right to assume the defense thereof and Western shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Western elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are issues which raise conflicts of interest between Western and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Western shall pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction promptly as statements thereof are received, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and
(iii) Western shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that Western shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is not permitted or is prohibited by applicable law.

     (c) For a period of six years after the Effective Time, Western shall use its reasonable best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by PNB (provided that Western may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time); provided, however, that in no event shall Western be obligated to expend, in order to maintain or provide insurance coverage pursuant to this
Section 6.13(c), any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date hereof by PNB for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Western shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, Western may request PNB to, and PNB shall, purchase insurance coverage, on such terms and conditions as shall be acceptable to Western, extending for a period of six years PNB's directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods before the Effective Time) and such coverage shall satisfy Western's obligations under this Subsection (c).

     (d) If Western or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Western shall assume the obligations set forth in this Section 6.13.

     (e) The provisions of this Section 6.13 are intended to be for the benefit of, and shall be enforceable by each Indemnified Party and his or her heirs and representatives.

     6.14. Benefit Plan.  Western shall, from and after the Effective Time,
           ------------
(i) provide former employees of PNB who remain as employees of Western or any of its Significant Subsidiaries with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Western or its Significant Subsidiaries, including, but not limited to, allowing such employees to participate in Western's stock option plan in accordance with the policies of Western with respect to such stock option plan, and (ii) with respect to former employees of PNB who remain as employees of Western or any of its Significant Subsidiaries, cause each employee benefit plan of Western or its Significant Subsidiaries in which such employees are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with PNB as if such service were with Western or its Significant Subsidiaries, to the same extent such service was credited under a comparable plan of PNB. Western agrees that all accrued bonuses for 1998 will be paid to employees of PNB in accordance with PNB's past practices. Notwithstanding the foregoing, PNB consents and covenants that from and after the Effective Date, PNB's Benefit Plans will be governed, managed and/or terminated by Western, all within Western's sole discretion.

      6.15.  Accountants' Letters.  Each of PNB and Western shall use its
             --------------------
reasonable best efforts to cause to be delivered to the other party, and to Western's directors and officers who sign the Registration Statement, a letter of their respective independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

      6.16.  Notification of Certain Matters.  Each of PNB and Western shall
             -------------------------------
give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

      6.17.  Shareholder Agreements.  Certain directors and certain officers who
             ----------------------
are shareholders of PNB, in their capacities as shareholders, in exchange for good and valuable consideration, have executed and delivered to Western shareholder agreements substantially in the form of Exhibit B hereto (the "Shareholder Agreements"), committing such persons, among other things, (i) to vote their shares of PNB Common Stock in favor of the Agreement at the PNB Meeting and (ii) to certain representations concerning the ownership of PNB Common Stock.

      6.18.  Reservation of Shares.  Western shall at all times from and after
             ---------------------
the date of this Agreement maintain a sufficient number of duly authorized, unissued and reserved shares of Western Common Stock necessary to permit Western to satisfy its obligations under this Agreement without the need to seek approval of Western's shareholders.

      6.18.  Employment Agreements.  Western acknowledges and agrees that after
             ---------------------
the consummation of the Merger, the Surviving Corporation will continue to be obligated to perform its obligations under the employment agreements set forth in PNB's Disclosure Schedule, in accordance with the respective terms thereof.

      6.19.  Merger of PNB Bank Subsidiary. PNB shall take promptly, or cause to
             -----------------------------
be taken promptly, all actions reasonably requested by Western to cause PNB Bank Subsidiary to merge with a subsidiary of Western, including, without limitation, joining in the filing of all necessary regulatory applications.

     6.20.  Entrust.  As promptly as practicable after the date hereof, PNB
            -------
shall communicate with Entrust for the purpose of terminating the Entrust Agreement, and shall make commercially reasonable efforts to effect the termination of the Entrust Agreement and the substitution of another custodian. PNB agrees to cause an audit to be performed on Entrust on or prior to the date of termination in form acceptable to Western, such acceptance not to be unreasonably withheld, consistent with the terms of the Entrust Agreement.


                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.1.   Conditions to Each Party's Obligation to Effect the Merger.  The
            ----------------------------------------------------------
respective obligation of each of Western and PNB to consummate the Merger is subject to the fulfillment or written waiver by Western and PNB prior to the Effective Time of each of the following conditions:

     (a)    Shareholder Approval.  This Agreement and the principal terms of the
            --------------------
Merger shall have been duly adopted and approved by the requisite vote of the shareholders of PNB.

     (b)    Regulatory Approvals.  All regulatory approvals or waivers required
            --------------------
to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals or waivers shall contain any conditions, restrictions or requirements which the Western Board reasonably determines would (i) following the Effective Time, have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Western would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

     (c)    No Injunction.  No Governmental Authority of competent jurisdiction
            -------------
shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

     (d)    Registration Statement.  The Registration Statement shall have
            ----------------------
become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (e)    Blue Sky Approvals.  All permits and other authorizations under
            ------------------
state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Western Common Stock to be issued in the Merger shall have been received and be in full force and effect.

     (f)   Listing.  The shares of Western Common Stock to be issued in the
           -------
Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

     7.2.  Conditions to Obligation of PNB.  The obligation of PNB to
           -------------------------------
consummate the Merger is also subject to the fulfillment or written waiver by PNB prior to the Effective Time of each of the following conditions:

     (a)   Representations and Warranties.  The representations and warranties
           ------------------------------
of Western set forth in this Agreement (subject to the standard set forth in Section 5.2) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date), and PNB shall have received a certificate, dated the Effective Date, signed on behalf of Western by the Chief Executive Officer and the Chief Financial Officer of Western to such effect.

     (b)   Performance of Obligations of Western.  Western shall have performed
           -------------------------------------
in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and PNB shall have received a certificate, dated the Effective Date, signed on behalf of Western by the Chief Executive Officer and the Chief Financial Officer of Western to such effect.

     (c)   Tax Opinion.  PNB shall have received an opinion of McDermott, Will &
           -----------
Emery, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and
(ii) no gain or loss will be recognized by shareholders of PNB who receive shares of Western Common Stock in exchange for shares of PNB Common Stock, except with respect to cash received in lieu of fractional share interests. In rendering its opinion, McDermott, Will & Emery may require and rely upon representations contained in letters from PNB, Western and shareholders of PNB.

     (d)   Accountants' Letters.  PNB shall have received the letters referred
           --------------------
to in Section 6.14 from Western's independent auditors.

     (e)   Director.  Western shall have adopted resolutions sufficient to
           --------
appoint Allen C. Barbieri as a director of Western as of the Effective Time, or, if such person is unable to serve, such other current director of PNB as shall be mutually satisfactory to Western.

     (f)   Fairness Opinion.  PNB shall have received the written opinion of
           ----------------
Lehman Brothers Inc. to the effect that, as of a date within five days of the mailing of the Proxy Statement to the shareholders of PNB in connection with the PNB Meeting, the consideration to be received by the holders of the PNB Common Stock in the Merger is fair to such holders from a financial point of view.

     7.3.  Conditions to Obligation of Western.  The obligation of Western to
           -----------------------------------
consummate the Merger is also subject to the fulfillment or written waiver by Western prior to the Effective Time of each of the following conditions:

     (a)   Representations and Warranties.  The representations and warranties
           ------------------------------
of PNB set forth in this Agreement (subject to the standard set forth in Section 5.2) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date) and Western shall have received a certificate, dated the Effective Date, signed on behalf of PNB by the Chief Executive Officer and the Chief Financial Officer of PNB to such effect.

     (b)   Performance of Obligations of PNB.  PNB shall have performed in all
           ---------------------------------
material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Western shall have received a certificate, dated the Effective Date, signed on behalf of PNB by the Chief Executive Officer and the Chief Financial Officer of PNB to such effect.

     (c)   Opinion of Western's Counsel.  Western shall have received an opinion
           ----------------------------
of Sullivan & Cromwell, special counsel to Western, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from PNB, Western and shareholders of PNB.

     (d)   Accountants' Letters.  Western shall have received the letters
           --------------------
referred to in Section 6.14 from PNB's independent auditors.

     (e)   PNB and Subsidiaries Financial Tests.  As of the month end preceding
           ------------------------------------
the Effective Time, but without giving effect to any costs related to the Merger or any changes effected as a result of Section 6.9 hereof, PNB's shareholder's equity and allowance for credit losses shall not be less than the respective amounts set forth on PNB's quarterly report on Form 10-Q for the quarter ended June 30, 1998, and Western shall have received a certificate, dated the Effective Date, signed on behalf of PNB by its Chief Financial Officer to such effect.

     (f)   Director Resignations.  Western shall have received the written
           ---------------------
resignation of each director (in such director's capacity as director) of PNB and PNB Bank Subsidiary effective as of the Effective Time.

                                 ARTICLE VIII

                                  TERMINATION

     8.1.  Termination.  This Agreement may be terminated, and the Merger may be
           -----------
abandoned:

     (a)   Mutual Consent.  At any time prior to the Effective Time, by the
           --------------
mutual consent of Western and PNB, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

     (b)   Breach.  At any time prior to the Effective Time, by Western or
           ------
PNB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.2), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

     (c)   Delay.  At any time prior to the Effective Time, by PNB, if its
           -----
Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by May 30, 1999, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of PNB pursuant to this Section 8.1(c).

     (d)   No Approval.  By PNB or Western, if its Board of Directors so
           -----------
determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or
(ii) the shareholder approval required by Section 7.1(a) herein is not obtained at the PNB Meeting.

     (e)   Failure to Recommend, Etc.  At any time prior to the PNB Meeting,
           --------------------------
by Western if the PNB Board shall have failed to make its recommendation referred to in Section 6.2, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Western.

     (f)   Western Stock.  By PNB in the event that, with respect to the
           -------------
Twenty Day Period (as defined below) both (i) either (A)(1) the Twenty Day Average Price (as defined below) shall be less than 90% of $29.625 per share (the "Execution Date Price") and (2) the Western Common Stock Price Percentage (as defined below) shall be less than the Nasdaq 90% Index Percentage (as defined below) or (B)(1) the Twenty Day Average Price shall be greater than 90% of the Execution Date Price and (2) the Western Common Stock Price Percentage shall be less than the Nasdaq 80% Index Percentage (as defined below) and (ii) in any such case PNB has delivered written notice to Western of its intention to terminate this Agreement within forty-eight (48) hours following the date of such event (it being understood that, if an event set forth in clause (i) shall have occurred and PNB fails to timely deliver the notice referred to in this clause (ii), PNB shall have the right to terminate if any such event subsequently occurs and PNB timely delivers such notice); provided, however, that, if Western effects a stock dividend, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the Effective Time, the provisions of this Section 8.1(f) shall be appropriately adjusted.

     As used in this Section 8.1(f), (u) "Western Common Stock Price
Percentage" means the percentage determined by dividing the Twenty Day Average Price by the Execution Date Price; (v) "Nasdaq 80% Index Percentage" means the percentage determined by dividing (i) the product of (A) the Twenty Day Average Nasdaq Bank Index times (B) 0.80 by (ii) the Nasdaq Bank Index as of the date of this Agreement, (w) "Nasdaq 90% Index Percentage" means the percentage determined by dividing (i) the product of (A) the Twenty Day Average Nasdaq Bank Index times (B) 0.90 by (ii) the Nasdaq Bank Index as of the date of this Agreement; (x) "Twenty Day Average Price" means the volume weighted average sales price per share of Western Common Stock for the Twenty Day Period; for purposes of determining the "volume weighted average," the aggregate of the daily sales of Western Common Stock for each of the twenty (20) consecutive days Western Common Stock is traded shall be divided by the aggregate number of shares of Western Common Stock traded on Nasdaq during such Twenty Day Period;
(y) "Twenty Day Average Nasdaq Bank Index" means the average of the Nasdaq Bank Index (the "Nasdaq Bank Index") for the Twenty Day Period; and (z) "Twenty Day Period" means any twenty (20) consecutive days on which shares of Western Common Stock are actually traded during the period commencing twenty (20) trading days prior to the receipt of the last regulatory approval required to be obtained pursuant to Section 7.1(b) and ending on the trading day that is forty-eight
(48) hours prior to the Effective Time.

     (g)   Acquisition Proposal.  This Agreement may be terminated by PNB by
           --------------------
written notice to Western if PNB (i) receives an Acquisition Proposal, (ii) receives the advice of its outside counsel that to proceed with the Merger will violate the fiduciary duties of the PNB Board to PNB's shareholders in light of such Acquisition Proposal, and (iii) after receiving such advice, determines to accept such proposal; provided, however, that PNB shall not be entitled to terminate this Agreement pursuant to this Section 8.1(g) unless it shall have provided Western with written notice of such a possible determination (which written notice will inform Western of the material terms and conditions of the proposal, including the identity of the proponent) not less than two business days prior to such determination.

     (h)   Disclosure Schedule Amendment or Supplement.  At any time prior to
           -------------------------------------------
the Effective Time by Western or PNB if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event the other party amends their Disclosure Schedule pursuant to Section 5.1 and discloses events that would be reasonably likely to result in a Material Adverse Effect on the other party or the Surviving Corporation.

     8.2.  Effect of Termination and Abandonment.  In the event of
           -------------------------------------
termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, no party to this

Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.1, and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.


                                   ARTICLE IX

                                 MISCELLANEOUS

          9.1.  Survival.  No representations, warranties, agreements and
                --------
covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.13 and 6.14 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.3(b), 6.5(b), 8.2 and this Article IX which shall survive such termination).

          9.2.  Waiver; Amendment.  Prior to the Effective Time, any provision
                -----------------
of this Agreement may be (i) waived by the party benefitted by the provision, or
(ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the PNB Meeting, this Agreement may not be amended if it would violate the CGCL or reduce the consideration to be received by PNB shareholders in the Merger.

          9.3.  Counterparts.  This Agreement may be executed in one or more
                ------------
counterparts, each of which shall be deemed to constitute an original.

          9.4.  Governing Law; Waiver of Jury Trial.  This Agreement shall be
                -----------------------------------
governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable). Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

          9.5.  Expenses.  Each party hereto will bear all expenses incurred by
                --------
it in connection with this Agreement and the transactions contemplated hereby.

          9.6.  Notices.  All notices, requests and other communications
                -------
hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

          If to PNB, to:    PNB Financial Group, Inc.
                              4665 MacArthur Court
                              Newport Beach, California 92660
                              Attention:   Allen C. Barbieri
                              Facsimile:   (949) 833-9207

With a copy to:                       McDermott, Will & Emery
                                      1301 Dove Street, Suite 1500
                                      Newport Beach, California 92660
                                      Attention: Gregory W. Preston
                                      Facsimile: (949) 851-9348

If to Western, to:                    Western Bancorp
                                      4100 Newport Place
                                      Suite 900
                                      Newport Beach, CA 92660
                                      Attention: Julius G. Christensen
                                      Facsimile: (949) 757-5845

With a copy to:                       Sullivan & Cromwell
                                      1888 Century Park East
                                      Los Angeles, California 90067-1725
                                      Attention:  Stanley F. Farrar
                                      Facsimile:  (310) 712-8800

      9.7.     Entire Understanding; No Third Party Beneficiaries.  This
               --------------------------------------------------
Agreement and the Stock Option Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby, and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such Stock Option Agreement). Except for Section 6.13, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      9.8.     Interpretation; Effect.  When a reference is made in this
               ----------------------
Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require PNB, Western or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

                                      * *

                      [SIGNATURES BEGIN ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                             PNB FINANCIAL GROUP, INC.


                             By:
                                ---------------------------------------------
                             Name:     Allen C. Barbieri
                             Title:    President and Chief Executive Officer



                             WESTERN BANCORP


                             By:
                                ---------------------------------------------
                             Name:     Arnold C. Hahn
                             Title:    Executive Vice President and Chief
                                       Financial Officer